EXHIBIT 10.94.06

                          PERSONNEL SERVICES AGREEMENT


     This Agreement ("Agreement") is entered into and made effective as of September 11, 1998, by and between Tangshan Panda Heat and Power Co., Ltd., Tangshan Pan-Western Heat and Power Co., Ltd., Tangshan Cayman Heat and Power Co., Ltd., Tangshan Pan-Sino Heat Co., Ltd. (all Chinese joint venture companies registered in Tangshan City, Hebei Province and hereinafter collectively referred to as "Owner"), and Jinzhou Power Plant (a Chinese power plant registered in Jinzhou City, Liaoning Province and hereinafter referred to as "Contractor").

     WHEREAS, Owner has entered into an agreement with Duke/Fluor Daniel International Services (hereinafter referred to as "Operator") to provide operations and maintenance services for the Panda Luannan Heat and Power Plant ("Facility") located in Luannan County, Hebei Province; and

     WHEREAS, Owner and Operator desire to have Contractor provide personnel services ("Personnel") to the Facility and Contractor desires to provide such services from Contractor's Jinzhou Power Plant.

     NOW, THEREFORE, in consideration of the foregoing and of the premises hereinafter contained, Owner and Contractor agree as follows:

ARTICLE 1 - Personnel and Services

1.01 Contractor shall provide Personnel with the Chinese power plant position titles and experience levels and in the estimated quantities identified in Exhibit A to work in the Facility under the direction and control of Operator throughout the term of this Agreement. Within five (5) working days after execution of this Agreement, subject to Owner approval Operator will provide Contractor with the required quantities of Personnel to be initially provided and reserves the right to increase or decrease this number at any time providing due consideration is given to Contractor.

1.02 Personnel shall each be required to sign a Confidentiality Agreement upon reporting to work in the Facility and shall abide by the terms stated herein.

1.03 Personnel shall each be required to comply with all Site Rules and Safety Regulations established in writing by Operator and in accordance with prudent power plant practices and applicable published Chinese regulations. Personnel shall report to work suitably dressed for their work assignment with the exception of special protective clothing and special safety equipment that may be additionally required and which will be provided by Owner.

1.04 Personnel are responsible for the cost and method of transportation between their local place of residence and the Facility on their scheduled workdays. Operator will assist to establish initial workable arrangements.

1.05 Contractor shall remove any Personnel who are not qualified, capable, or willing to carry out their duties, as determined by Operator, and shall use due diligence to provide satisfactory replacements. There shall be no Personnel substitutions with prior Operator approval.

1.06 Within two (2) weeks after execution of this Agreement, Contractor shall submit a detailed staffing and mobilization schedule to Operator, for Personnel identified in Exhibit A, which supports the training, startup, testing and

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commissioning schedule of the Facility's EPC Contractor and which meets with
Owner approval. Operator reserves the right to make changes to the staffing and mobilization schedule in accordance with changes in the Facility construction schedule.

1.07 Contractor shall furnish Personnel to participate in the training, startup, testing and commissioning activities of the Facility under the administration of Operator and the direction, and supervision of the Facility EPC Contractor.

1.08 Upon the completion of Facility construction activities, Personnel shall participate in the operation and maintenance of the Facility, which is intended to be a continuous operation, in accordance with prudent power plant practices as required by Operator.

1.09 Contractor shall submit resumes of proposed Personnel to Operator and, within two (2) weeks of execution of this Agreement, arrange for all Personnel interviews necessary to fill the required quantities of the positions identified in Exhibit A to the Operator's satisfaction. The interviews shall be private with an interpreter provided by Contractor, shall be conducted on the Contractor's premises, and shall be at no cost to the Owner for any Contractor expenses incurred.

1.10 Personnel shall complete timesheets and other reports as directed by Operator.

1.11 Operator shall schedule and coordinate Personnel with the work of others at the Facility per the requirements of this Agreement, and shall take all steps necessary to assure that the work of others and the work of Personnel do not create any interferences.

1.12 Contractor shall offer spare parts and equipment support to Personnel during Facility operating emergencies on a best effort basis upon request by Operator. Critical new or rebuilt spare parts and equipment that can be used in the Facility, can be made available for the limited time dictated by Contractor, and are desired for use by Operator will be replaced or returned in a condition no less than received. Owner shall ensure that Contractor is made whole on all costs governing the transaction and Owner shall pay Contractor an additional 10% of the total repair or replacement costs as a profit.

1.13 Contractor shall offer additional temporary qualified maintenance and operating personnel during Facility maintenance or repair outages on a best effort basis upon request by Operator. These supplementary temporary support personnel shall be invoiced per the all-inclusive hourly billing rates identified in Exhibit A. Operator understands that the number of people requested and the length of time they are needed must be considered by Contractor prior to any agreement to supply such temporary personnel.

ARTICLE 2 - Compensation

2.01 As compensation for the performance of services, Owner shall pay Contractor for all Personnel hours worked at the appropriate straight time or overtime hourly rates specified for each position identified in Exhibit A and based on Operator approved timesheets.

2.02 Full compensation to Contractor for full and complete performance by Personnel assigned under the terms of this Agreement shall be determined in

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accordance with the hourly billing rates for time worked as provided in Exhibit
A. These rates are inclusive of all costs including appropriate work apparel including boots, vacation, home leaves, statutory holidays, travel, sick pay, other leave with pay, social insurance, individual income taxes, other taxes and insurances measured by payroll, established Personnel benefits such as pension, health and life insurances, bonus programs, Contractor overhead and profit and any cost of government regulations.

2.03 The rates specified in Exhibit A shall not be changed due to changes (increases/decreases) in the quantity of Personnel supplied.

2.04 The rates specified in Exhibit A shall not be increased by Contractor unless Contractor can adequately demonstrate to the satisfaction of Operator and Owner the necessity for any such proposed increase. This demonstration must be based on accepted government indexes used to set or guide individual compensation increases, increased taxes or fees or any new taxes or fees imposed by government authorities. Owner shall not unreasonably reject any rate increase proposals that are sufficiently justified. Owner approved rate increases shall only occur on the first and second anniversary date of the execution of this Agreement.

2.05 Owner shall provide dormitory housing at the Facility for a flat cost to Contractor of 150RMB per person per month which includes basic room furnishings such as beds, bedding, tables, chairs, electricity and lighting, includes basic maid service for bedding, and which is based on three (3) people per room. Public area restroom, eating and shower facilities shall also be provided.

2.06 Owner shall provide one (1) free hot meal in the Facility cafeteria during each scheduled workday, and shall provide additional meal service for a nominal extra cost.

2.07 Owner and Operator shall assist in arranging suitable temporary housing, meal service and related transportation as necessary during the Facility construction period at no cost to the Owner.

2.08 Contractor shall define and provide any Personnel home leave and holiday requirements to Operator only for planning and scheduling purposes. Personnel holiday and leave time shall be included in the Exhibit A hourly billing rates for time worked and shall not be invoiced to the Owner.

2.09 Contractor shall be responsible for all Personnel transportation from the point of hire to the Facility, the cost of which shall be included in the Exhibit A hourly billing rates.

ARTICLE 3 - Invoicing and Payment

3.01 Contractor shall submit invoices to Owner on a monthly basis, in a form satisfactory to Owner, and with sufficient documentation and detail for Operator to easily verify the invoiced amount. Invoices shall be paid by Owner within thirty (30) days of receipt. All invoices and payments shall be in Chinese RMB.

ARTICLE 4 - Insurance and Indemnity

4.01 During the term of this Agreement, Contractor shall effect and maintain Workers' Compensation insurance (or other similar or equivalent social insurance) written in accordance with the governing insurance laws of the

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People's Republic of China. The cost of this insurance shall be included in the
Exhibit A hourly billing rates.

4.02 During the term of this Agreement, Contractor shall effect and maintain General Liability and Employer's Liability insurance in amounts sufficient to protect itself from Personnel claims for damages because of bodily injury including sickness, disease, or death of Personnel assigned to the Facility; to protect itself from third party liability claims for damages because of personal injury, including death to any person, or destruction of tangible property; and to protect itself from claims arising out of the performance of services under this Agreement caused by errors, omissions, or negligent acts for which Contractor or its Personnel are legally liable. The cost of this insurance shall be included in the Exhibit A hourly billing rates.

4.03 Contractor shall furnish Owner with evidence of the required Workers' Compensation, General Liability and Employer's Liability insurance coverage in the form of insurance certificates which shall represent that the policies may not be cancelled or changed without thirty (30) days prior written notice to Owner. All policies shall name Owner, Operator and any Facility Lenders as additional insured; shall waive all rights of subrogation against Owner, Operator and any Facility Lenders; and shall be primary without right of contribution of any other insurance carried by or on behalf of Owner, Operator and any Facility Lenders.

4.04 Contractor is solely responsible for the cost and coverage of all other Personnel insurance required by applicable Chinese regulations.

4.05 Contractor shall provide Operator a copy of all reports or claims made to government agencies or insurance companies relating to any Personnel jobsite injuries.

4.06 Contractor shall indemnify, defend, and hold harmless the Owner and Operator from and against any and all claims, suites, actions, judgments, demands, losses, costs, expenses, damages and liability caused by, resulting from, or arising out of the negligent acts, errors, or omissions of Contractor, its officers, employees, Personnel, agents, or representatives in the performance of services under this Agreement. Contractor shall not be liable for any indirect or consequential damages, including, but not limited to, loss of estimated profits, loss of use, loss of revenue, cost of capital, loss of good will, or similar damages arising out of its performance of services hereunder.

ARTICLE 5 - Term and Termination

5.01 Services specified in this Agreement shall commence at such time as Personnel report for work at the Facility or other assignment location designated by Operator and the term of this Agreement shall be three (3) years from the effective date first written above.

5.02 This Agreement may be terminated by Owner upon the thirty (30) days written notice to Contractor or by Contractor for good cause upon ninety (90) days written notice to Owner.

5.03 The term of this Agreement may be extended under essentially the same terms and conditions upon mutual agreement between Owner and Contractor with consideration given to Operator. Exhibit A shall be renegotiated and agreed upon by Owner and Contractor prior to the expiration of this Agreement.

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ARTICLE 6 - Governing Law

6.01 This Agreement will be governed by the laws of the People's Republic of China and all Contractor services provided shall be in compliance with all applicable laws, permits, approvals, ordinances, rules, regulations and orders that pertain.

6.02 Contractor shall furnish Owner a copy of any licenses, permissions, or other documentation deemed necessary to properly carry out this Agreement in the Province here the agreed upon services shall be performed.

6.03 Contractor shall get approvals from the Provincial Labor Bureau and shall register with the Luannan County Labor Bureau as required to provide Personnel under the terms of this Agreement, and at no cost to the Owner.

ARTICLE 7 - Dispute Resolution

7.01 Any dispute arising out of or relating to an interpretation or the implementation of this Agreement shall be resolved through friendly consultations if at all possible.

7.02 If a dispute can not be resolved through friendly consultations within sixty (60) days after the data on which one party has served written notice to the other party for the commencement of consultations, then either party may refer the dispute to arbitration.

7.03 Arbitration shall be conducted in Beijing, China in accordance with the Rules of the China International Economics and Trade Arbitration Commission, and the arbitrators may refer to both the English and Chinese texts of this Agreement, all proceedings shall be conducted in English, and there shall be three (3) arbitrators. Owner and Contractors shall each select one (1) arbitrator. The third arbitrator shall be appointed by the Chairman of the Arbitration Commission.

7.04 Any arbitration award shall be final and binding and Owner and Contractor agree to be bound hereby and to act accordingly. The costs of arbitrators shall be borne by the losing party, unless otherwise determined by the arbitration award.

7.05 If any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, Owner and Contractor shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement.

ARTICLE 8 - Taxes

8.01 Contractor shall accept exclusive liability for and pay all assessments, taxes, excises, impositions, licenses, duties and fees (including interest or penalties if any) levied, assessed, or imposed upon or on account of the execution o the work under this Agreement. The Owner has no obligation to pay any taxes associated with the monthly invoice payments under this Agreement.

ARTICLE 9 - Language

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9.01 The English language version of this Agreement shall be the authentic version and shall prevail in case of conflict with any translation. Chinese translations of this Agreement will be used for reference only.

ARTICLE 10 - Entire Agreement

10.01 Owner and Contractor agree to look solely to each other with respect to the performance of this Agreement and the Personnel to be provided hereunder. This Agreement and each and every provision hereof is for the exclusive benefit of Owner, Contractor and Operator, and not for the benefit of any other third parties.

10.02 This Agreement, including Exhibit A, sets forth the full and complete understanding of Owner and Contractor as of the date first written above and supercedes any and all agreements and representations made or dated prior thereto. Terms and conditions contained in other documents issued by Contractor shall be of no force or effect and shall not be deemed to supplement, delete, modify or interpret any of the provisions of this Agreement.

10.03 This Agreement shall be executed by duly authorized Owner and Contractor representatives. Modifications or amendments to this Agreement must be in writing and also executed by duly authorized Owner and Contractor representatives.

10.04 All Contractor and Operator communications necessary to properly conduct business under this Agreement shall be directed to Contractor's Project Manager and Operator's Plant Manager respectively. All Contractor and Owner formal notices necessary per the requirements specified in this Agreement shall be issued to the corresponding representative whose name appears below as executing this Agreement unless otherwise specified by either party in writing.



     IN WITNESS WHEREOF, Owner and Contractor hereto have executed this Agreement as of the date first written above.

Tangshan Panda Heat and Power Co., Ltd.      Jinzhou Power Plant

By: __________________________            By: __________________
/s/                                       /s/
Title: General Manager                    Title: Deputy President

Tangshan Pan-Western Heat and Power Co., Ltd.

By: __________________________
/s/
Title: General Manager

Tangshan Cayman Heat and Power Co., Ltd.

By: __________________________
/s/
Title: General Manager

Tangshan Pan-Sino Heat Co., Ltd.

By: ___________________________

/s/
Title: General Manager

                                    EXHIBIT A
                                    11-Sep-98

POSITION TITLE - POSITION LEVEL                      ESTIMATED QUANTITY CONTRACT HOURLY BILLING RATES
                                    RANGE
                                   OVERTIME      STRAIGHT TIME    OVERTIME    DOUBLE TIME    TRIPLE TIME
                                  PROPOSAL BY      BASE UNIT                   OVERTIME        OVERTIME
DESCRIPTION                       CONTRACTOR         RATE           @1.5          @2             @3
--------------------------------  -----------    -------------    --------    -----------    -----------
Admin-Sec - Middle .............      1             18.54          19.90          26.54          39.81
Admin-Clerical - Middle ........                    18.54          19.90          26.54          39.81
Plan-Salary Mgt - Senior .......                    23.62          29.15          38.86          58.29
Plan-Senior Mat'l/
    Equip. Mgt - Senior ........      1             23.62          29.15          38.86          58.29
Plan-Mat'l/Equp Mgt - Middle ...      2             20.67          25.29          33.72          50.58
Plan-Proc. Agent - Senior ......                    23.62          29.15          38.88          58.29
O&M Mgt. Sfty Sup - Senior .....      1             26.57          33.00          44.00          66.00
Finance-Accountant - Middle ....                    23.62          29.15          38.88          58.29
Fuel Mgt.-Lab Tech - Middle ....      1             22.44          27.60          36.80          55.20
Op. Engineer in Charge - Senior       4             28.35          35.31          47.08          70.62
Op. Shift Chief Op - Senior ....      4             28.35          35.31          47.08          70.62
Op. Deputy Shift Chief - Senior       4             28.57          33.00          44.00          66.00
Op. Chief Stoker - Senior ......      8             24.80          30.89          40.92          61.38
Op. Steam Turb. Man - Senior ...      8             24.80          30.89          40.92          61.38

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Op. Ele. Chief - Chief .........      8             24.80          30.89          40.92          61.38
Op. Grid Ctrl Chief - Chief ....      4             24.80          30.89          40.92          61.38
Op. Deputy Chief Stoker - Senior     12             23.67          29.21          38.94          58.41
Op. Deputy ST Man - Senior .....     12             23.67          29.21          38.94          58.41
Chf Op Wtr Trtmnt - Chief ......      4             22.44          27.60          36.80          55.20
Op. Lab Chief - Chief ..........      4             22.44          27.60          36.80          55.20
Chief Op Water Source - Chief ..      4             19.49          23.74          31.66          47.49
Op Water Source - Middle .......      2             19.49          23.74          31.66          47.49
Operator Ash Handl - Middle ....      8             19.49          23.74          31.66          47.49
Operator Heat Supply - Middle ..      4             19.49          23.74          31.66          47.49
Operator Wtr Trtmnt - Middle ...      4             19.49          23.74          31.66          47.49
Maint. Engineer in Chg - Senior       5             26.57          33.00          44.00          66.00
Maint. Steam Turb - Senior .....      4             23.62          29.15          38.88          58.29
Maint Boiler - Senior ..........      4             23.62          29.15          38.88          58.29
Maint. Electrical - Senior .....      5             23.62          29.15          38.88          58.29
Maint. I & C Chief - Chief .....      2             23.62          29.15          38.88          58.29
Maint. Water Trtmnt - Middle ...      2             23.62          29.15          38.88          58.29
Maint. Welder - Middle .........      2             23.62          29.15          38.88          58.29
Maint. Crane Operator - Senior .      2             23.62          29.15          38.88          58.29
Maint. Coal Handler - Senior ...      2             20.67          28.29          37.72          56.58
Maint. Boiler - Middle .........                    22.44          27.60          36.80          55.20
Maint. I & C - Senior ..........      6             22.44          27.60          36.80          55.20
Coal Handl. Engr in Chg - Senior      1             23.62          29.15          38.66          58.29
Coal Handl Op Blt/Cshr - Senior       1             20.67          28.29          37.72          56.58
Coal Hndl Coal Unidng - Senior .      1             20.67          28.29          37.72          56.58
Coal Handl. Bulldozer - Senior .      1             20.67          28.29          37.72          56.58
        Total Estimated ........                                                 135            106